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							Exhibit 99

    Contacts:  Bill White, Sprint    913/624-2226
	       Tony Good, EDS        214/605-6777
	       Susan Kraus, Sprint   202/828-7410

				       For Immediate Release

	  SPRINT AND EDS CONFIRM DISCUSSIONS ON POSSIBLE MERGER

	 NEW YORK -- May 16, 1994 -- EDS and Sprint confirmed today they are engaged in discussions concerning the possible formation of a strategic relationship between the two companies. Such a relationship could involve a merger of equals as well as other types of business ventures or alliances. The parties emphasized that significant issues, including relative values, remain to be resolved and there can be no assurances that any transaction will be agreed upon or consummated.

	 Both Sprint and EDS said that a strategic relationship would position the companies to take advantage of significant business and consumer opportunities created by the convergence of computing, communications and services.

	 An alliance between the two companies would combine the global leader of information technology with the owner of one of the world's most advanced communications infrastructures. If combined, Sprint and EDS would have over $20 billion in annual revenues, significant presence and experience in major vertical market segments and would serve a full spectrum of customers, spanning individual consumers, businesses and governments.

	 "We have an opportunity to create a single source for products and services to meet the converging information and communications needs of customers," said Messrs. Les Alberthal, chairman and chief executive officer of EDS, and William T. Esrey, chairman and chief executive officer of Sprint. "Our complementary strengths would enable us to capitalize on current market opportunities, and create new opportunities, as our industries continue to converge. A strong alliance would create tangible benefits for our customers, shareholders and employees in our rapidly changing environment," said Messrs. Alberthal and Esrey.

	 Said Mr. Alberthal: "We view Sprint's strong brand identity, sophisticated network and presence across a full spectrum of communications markets as providing us with powerful increased capabilities to offer our customers. In addition, Sprint's connection with the consumer marketplace would offer EDS an attractive path for the future development of products and services tailored to the individual."

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Sprint and EDS Confirm Discussions on Possible Merger

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	 Mr. Esrey stated: "A strategic alliance with EDS would allow
    Sprint to further enhance its already strong position in the business marketplace and enable it to offer even greater and more sophisticated information technology features."

	 Both companies have proven track records in managing rapid growth. Sprint's overall revenues have grown from $2.9 billion to $11.4 billion in 10 years, with its long distance business growing from less than $225 million to $6 billion over the same time. EDS has grown from $900 million in business to over $8 billion in 10 years.

	 EDS is currently a wholly owned subsidiary of General Motors and any merger between EDS and Sprint could not occur unless General Motors had previously divested its ownership of EDS. In an announcement today, General Motors indicated its willingness, under certain conditions (including completion of its previously announced contribution of Class E stock to its pension fund) and subject to shareholder approval, to consider a tax-free spin-off of EDS to the holders of GM's Class E stock, which would create an independent EDS owned by former Class E shareholders. In addition to the spin-off of EDS, a merger of equals involving EDS and Sprint would be subject to numerous other conditions, including approval by both companies' boards of directors, approval by EDS' post-spin-off shareholders and the shareholders of Sprint, and various governmental and other approvals.

	 Should EDS become an independent company, General Motors and EDS plan to enter into a new, 10-year master agreement, with options for renewal, under which EDS would continue to provide the same services for General Motors that it does today.

	 Sprint is a diversified international telecommunications company with more than $11 billion in annual revenues and the United States' only nationwide all-digital, fiber-optic network. Its divisions provide global long distance voice, data and video products and services, local telephone services to more than 6.2 million subscriber lines in 19 states, and cellular operations that serve 42 metropolitan markets and more than 50 rural service areas.

	 EDS has operations in more than 30 countries, employs 70,000 and is the leader in applying information technology to meet the needs of businesses and governments around the world. Class E stock is a common stock of General Motors, traded under the symbol GME. EDS reported revenues of $8.6 billion in 1993.

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    Additional Contact: Toni Simonetti, General Motors Corp. 212/418-6380